Exhibit 10.37

Amendment to Stock Option Agreement

This Amendment to Stock Option Agreement (“Amendment”) is effective on and after October 11, 2006, and modifies the Stock Option Agreement dated June 2, 2005 between Lawson Software, Inc. (“Lawson”) and Harry Debes (“Participant”), pertaining to the grant on June 2, 2005 of 2,500,000 nonqualified stock options under Lawson’s 1996 Stock Incentive Plan (“1996 Plan”) at an exercise price of $5.95 per share (the “June 2005 Option Agreement), as follows:

1.             Modification.  Section 3 of the June 2005 Option Agreement is deleted in its entirety and replaced with the following new Section 3:

3.             Vesting and Acceleration of Vesting.  Except as specifically provided in this Agreement and the Plan, this Stock Option will vest and first become exercisable on the respective vesting dates specified in the Certificate, but only if Participant has at all times been a regular full time or part time employee of the Company or any Subsidiary from the Grant Date to the applicable vesting date.  Vested Option Shares may be exercised and purchased during the Option Period, until termination under Section 4 below.  No vesting of the Option shall occur after Termination of Participant’s Service, except only to the extent described in Sections 3.1, 3.2, 3.3 or 3.4 below.

3.1           Automatic 100% Acceleration of Vesting Upon Death, Disability or Retirement.  If there is a Termination of Participant’s Service because of Participant’s death, Disability or Retirement, all conditions of vesting will be assumed to have been met immediately before such death, Disability or Retirement, and Participant or Participant’s estate will have the right to exercise one hundred percent (100%) of the number of Shares remaining under the Option, whether or not vested, during the applicable time period in Section 4 below.  If Termination of Participant’s Service is due to death, Disability or Retirement, the acceleration of vesting under this Section 3.1 will be deemed to have occurred prior to such Termination of Participant’s Service.

3.2           Automatic 100% Acceleration of Vesting if Options are Terminated In Connection with a Change in Control Transaction.  If the Option is to be terminated upon the completion of a Change in Control Transaction, then (i) all conditions of vesting will be assumed to have been met for one hundred (100%) of the then current total unvested Option Shares and (ii) Participant will have the right to exercise all vested Option Shares during the applicable time period in Section 4 below.  The acceleration of vesting under this Section 3.2 will be deemed to have occurred immediately before the completion of the Change in Control Transaction.

3.3           Automatic 100% Acceleration of Vesting Under Certain Conditions Within Two Years After a Change in Control Transaction.  If within two years after the completion of a Change in Control Transaction, there is a Termination of Participant’s Service initiated by the Company or any Subsidiary (or successor) other than for Cause or by the Participant for Good Reason, then (i) all conditions of vesting will be assumed to have been met for one hundred (100%) of the then current total unvested Option Shares and (ii) Participant will have the right to exercise all vested Option Shares during the applicable time period in Section 4 below.  The acceleration of vesting under this Section 3.3 will be deemed to have occurred immediately before Termination of Participant’s Service.

3.4           One Year Acceleration of Vesting.  The vesting of the Option Shares shall be accelerated by one year upon any of the following events:  (1) Termination of Participant’s Service by the Company, other than for Cause and not within two years after a Change of Control Transaction or (2) Termination of Participant’s Service by Participant for Good Reason and not within two years after a Change of Control Transaction.

3.5           Leave of Absence.  The Company’s leave of absence procedure concerning stock options, that is in effect as of the date of this Agreement, will also govern the vesting of the Option during a Company approved leave of absence.

2.             Effect of Amendment.  This Amendment is made pursuant to Section 16 of the June 2005 Option Agreement and Section 12(e) of the 1996 Plan and is effective on and after October 11, 2006.  The capitalized terms that are used but not defined in this Amendment have the same respective meanings as defined in the June 2005 Option Agreement.  The provisions of the June 2005 Option Agreement that are not expressly modified by this Amendment shall remain in effect pursuant to their terms.

3.             Governing Law.  This Amendment is governed by the laws of the State of Minnesota.

This Amendment has been executed by Lawson Software, Inc. and the Participant.

Lawson Software, Inc.		Attest:

By	/s/ David R. Hubers	/s/ Bruce B. McPheeters
	David R. Hubers,	Bruce B. McPheeters,
	Compensation Committee Chair	Corporate Secretary

/s/ Harry Debes
Harry Debes